UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 6, 2010
Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-31817	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY	11050-3765
(Address of principal executive offices)	(Zip Code)
(516) 767-6492
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.02 and 7.01. Results of Operations and Financial Condition, and Regulation FD.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1
EX-99.2

Items 2.02 and 7.01. Results of Operations and Financial Condition, and Regulation FD.
On May 6, 2010, we filed a Current Report on Form 8-K under Item 2.02 — “Results of Operations and Financial Condition” and Item 7.01 — “Regulation FD Disclosure”. As part of that filing, we filed certain financial information in an attachment to the press release and certain supplemental financial information as Exhibits 99.1 and 99.2, respectively. Subsequent to the May 6th filing, we determined that cash flows from certain changes in accounts receivable relating to joint venture settlements should have been included in investing, rather that operating, activities. Accordingly, the consolidated statement of cash flows for the three months ended March 31, 2010 included in the aforementioned Exhibits has been revised by (1) net cash provided by operating activities decreased from $5,160,000 to $3,687,000, and (2) net cash provided by investing activities increased from $671,000 to $2,144,000. As a result, we are filing new Exhibits 99.1 and 99.2 with the corrected information.
The adjustment did not affect overall consolidated cash flow, revenues, net operating income, net income (loss) attributable to common shareholders, funds from operations, adjusted funds from operations or funds available for distribution, nor did it affect the Company’s consolidated balance sheet. We expect that these receivables will be collected during the second quarter and included in net cash provided by operating activities at that time.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

99.1	Press release dated May 6, 2010.

99.2	Cedar Shopping Centers, Inc. Supplemental Financial Information for the quarter ended March 31, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.
/s/ LAWRENCE E. KREIDER, JR.
Lawrence E. Kreider, Jr.
Chief Financial Officer (Principal financial officer)

Dated: May 13, 2010